Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Third Quarter 2015 Financial Results

- Q3 2015 Revenue Growth of 38.7% Over the Same Period in 2014 -

- Raises 2015 Revenue Guidance and Provides 2016 Revenue Guidance-

Goleta, California, November 10, 2015 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three months ended September 30, 2015.

Third Quarter 2015 Highlights

•	Total revenue of $40.8 million, up 38.7% over the same period in 2014.
▪	Sales revenue of $29.2 million, up 50.6% over the same period in 2014.
▪	Rental revenue of $11.5 million, up 15.7% over the same period in 2014.
•	Adjusted EBITDA of $8.2 million, representing 14.0% growth over the same period in 2014 and a 20.2% return on revenue.
•	Net income of $2.7 million, reflecting a 26.4% increase over the same period in 2014.
•	Total units sold in Q3 2015 were 14,700, an increase of 67.0% over the same period in 2014, reflecting the continued strong consumer demand for the Company’s products across all channels.
•	Rental patient population increased to 32,400 as of September 30, 2015, reflecting growth of 20.9% over the third quarter of 2014.

“Results in the third quarter of 2015 once again included revenue growth across all of our channels. Direct-to-consumer sales revenue represented 63.7% growth over the same period in the prior year, highlighting the strength of our model,” said President and Chief Executive Officer, Raymond Huggenberger. “I am delighted with the number of qualified sales candidates we were able to bring on board in the quarter, meaningfully expanding our capacity for the future, while at the same time, continuing to provide a strong profit in the current period. We also continued to invest in product innovation, which we expect will enable us to maintain our leadership position in the portable oxygen concentrator market. I believe these strategic investments position us well as we look towards continued growth opportunities in 2016.”

Third Quarter Financial Results

Total revenue for the three months ended September 30, 2015 rose 38.7% to $40.8 million, from $29.4 million in the third quarter of 2014. Total sales revenue in the third quarter of 2015 rose 50.6% from the third quarter of 2014. Domestic business-to-business sales grew 77.1% over the same period in 2014 and represented the fastest growing channel in the quarter, primarily due to increasing private label and reseller demand for the Company’s portable oxygen concentrators. International business-to-business sales grew in line with the Company’s expectation at 15.4% over the same period in 2014, which was a difficult comparative due to the unusually strong third quarter in 2014 following reimbursement approval of the Inogen One G3 in France.  Direct-to-consumer sales rose 63.7% over the same period in 2014, primarily due to the impact of the sales headcount the Company added at the end of 2014 and in 2015.  Direct-to-consumer rental revenue grew 15.7% over the same period in 2014, as the Company continues to shift sales capacity towards consumer sales instead of rentals, primarily due to the upcoming additional Medicare reimbursement cuts expected in 2016. The Company’s total rental patients on service increased by 5,600 net patients in the third quarter of 2015 compared to the third quarter of 2014.

Gross margin was $19.4 million, or 47.5% of revenue, in the third quarter of 2015 compared to $14.6 million, or 49.8% of revenue in the comparative period in 2014. Sales gross margin was $13.2 million, or 45.1% of revenue in the third quarter of 2015 versus $9.3 million, or 47.8% of revenue in the third quarter of 2014. The decline in sales gross margin percentage was primarily related to a shift in sales mix towards lower gross margin business-to-business sales domestically versus direct-to-consumer sales.  In addition, average-selling prices declined across business-to-business sales as volume increased to resellers, private label partners, and international customers.  Rental gross margin was 53.5% in the third quarter of 2015 versus 53.9% in the third quarter of 2014, primarily due to lower net revenue per rental patient, partially offset by lower servicing costs per rental patient.

Operating expense was $15.7 million, or 38.4% of revenue, in the third quarter of 2015 versus $11.1 million, or 37.7% of revenue, in the third quarter of 2014 as the Company made strategic investments in additional sales headcount and support personnel. Research and development expense was $1.1 million in the quarter versus $0.8 million in 2014, primarily due to increased personnel-related expenses and product development expenses for engineering projects. Sales and marketing expense was $8.1 million in the quarter versus $5.6 million in 2014, primarily due to increased direct-to-consumer personnel-related expenses, media expenses, and related customer and clinical services personnel-related expenses. The Company expanded sales capacity due to favorable current results and in anticipation of additional growth opportunities in 2016. General and administrative expense was $6.4 million in the quarter, compared to $4.7 million in 2014, primarily due to increased personnel-related expenses.

Adjusted EBITDA for the three months ended September 30, 2015 rose 14.0% to $8.2 million from $7.2 million in the third quarter of 2014.

Net income for the three months ended September 30, 2015 increased 26.4% to $2.7 million from $2.1 million in the third quarter of 2014, or $0.13 per diluted common share compared to $0.11 in the third quarter of 2014. In the third quarter of 2015, Inogen’s effective tax rate was 26.7%, primarily due to a decrease in the valuation allowance related to California net operating costs, compared to an effective tax rate of 38.6% in the third quarter of 2014.

Cash, cash equivalents and short-term investments were $74.1 million as of September 30, 2015, an increase of $8.1 million from June 30, 2015. This increase in cash, cash equivalents and short-term investments was partially offset by investments in property and equipment of $2.0 million during the quarter, primarily for the Company’s rental fleet additions.

Financial Outlook for 2015 and 2016

Inogen is increasing its 2015 revenue guidance to a range of $150 to $153 million, which represents year-over-year growth of 33.3% to 36.0%. This compares to the previous revenue expectation of $145 to $149 million.

Inogen confirmed its 2015 Adjusted EBITDA estimate to range from $29 to $32 million, representing an approximate increase of 21.1% to 33.6% over 2014 and its 2015 net income to be in the range of $8.5 to $10 million, representing an approximate increase of 24.5% to 46.5% over 2014.

The Company expects an effective tax rate in 2015 of approximately 34%.

The Company confirmed its expectation of net positive cash flow for 2015 with no additional equity capital required to meet its current plan.

Inogen is also providing a guidance range for the full year 2016 total revenue of $177 to $183 million, representing 16.8% to 20.8% growth over the 2015 guidance mid-point of $151.5 million.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (855) 427-4393 for domestic callers or (484) 756-4258 for international callers and reference Conference ID: 46886862. To listen to a live webcast, please visit the investor relations section of Inogen's website at: www.inogen.com.

A replay of the call will be available beginning November 10, 2015 at 3:30pm PT/6:30pm ET through midnight on November 11, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 46886862. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under the Securities and Exchange Commission’s Regulation FD. For more information, including a copy of our most recent Corporate Presentation, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding market opportunities for Inogen’s products, anticipated growth opportunities, Inogen’s competitive position, reductions in Medicare reimbursement rates, Inogen's current estimates of full year 2015 revenue, Adjusted EBITDA, effective tax rate, cash flow, needs for equity financing and net income and full year 2016 revenue. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates, including in connection with the implementation of the competitive bidding and the Center for Medicare and Medicaid Services (CMS) rules; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; its ability to successfully launch new products and applications; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen's business and operating results are contained in Inogen's Annual Report on Form 10-K for the year ended December 31, 2014 and in Inogen's subsequent reports on Form 10-Q and Form 8-K, filed with the Securities and Exchange Commission, including Inogen’s Quarterly Report on Form 10-Q for the period ended September 30, 2015 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and nine months ended September 30, 2015 and 2014. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans and to benchmark Inogen's performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of Adjusted EBITDA to net income as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

ir@inogen.net

805-562-0500 ext. 7

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Balance Sheet

(unaudited)

(amounts in thousands)

	September 30,	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$55,090	$56,836
Short-term investments	19,028	—
Accounts receivable	20,890	19,349
Inventories	9,357	7,616
Deferred cost of revenue	474	515
Income tax receivable	2,161	2,129
Deferred tax asset - current	5,540	4,976
Prepaid expenses and other current assets	1,896	1,122
Total current assets	114,436	92,543
Property and equipment, net	31,709	31,927
Intangible assets, net	227	270
Deferred tax asset - noncurrent	11,002	15,248
Other assets	97	97
Total assets	$157,471	$140,085
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$14,303	$11,273
Accrued payroll	4,639	4,066
Current portion of long-term debt	311	299
Warranty reserve - current	1,172	781
Deferred revenue – current	2,412	2,316
Total current liabilities	22,837	18,735
Warranty reserve - noncurrent	616	334
Deferred revenue - noncurrent	3,695	2,176
Long-term debt - noncurrent	80	315
Other noncurrent liabilities	321	375
Total liabilities	27,549	21,935
Stockholders' equity
Common stock	19	19
Additional paid-in capital	178,869	174,824
Accumulated deficit	(48,966)	(56,693)
Total stockholders' equity	129,922	118,150
Total liabilities and stockholders' equity	$157,471	$140,085

Statements of Operations

(unaudited)

(amounts in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue
Sales revenue	$29,248	$19,425	$84,682	$54,746
Rental revenue	11,530	9,968	33,877	28,673
Total revenue	40,778	29,393	118,559	83,419
Cost of revenue
Cost of sales revenue	16,046	10,146	46,501	28,369
Cost of rental revenue, including depreciation of $3,029 and $2,752 for three months ended and $8,929 and $7,512 for the nine months ended, respectively	5,357	4,598	15,838	13,349
Total cost of revenue	21,403	14,744	62,339	41,718
Gross profit	19,375	14,649	56,220	41,701
Operating expense
Research and development	1,116	798	2,954	2,312
Sales and marketing	8,132	5,587	22,623	17,656
General and administrative	6,413	4,697	19,066	12,654
Total operating expense	15,661	11,082	44,643	32,622
Income from operations	3,714	3,567	11,577	9,079
Other income (expense)
Interest expense	(5)	(104)	(18)	(440)
Interest income	28	10	66	28
Change in fair value of preferred stock warrant liability	—	—	—	36
Other income (expense)	(59)	1	(215)	12
Total other expense, net	(36)	(93)	(167)	(364)
Income before provision for income taxes	3,678	3,474	11,410	8,715
Provision for income taxes	982	1,341	3,683	3,408
Net income	$2,696	$2,133	$7,727	$5,307
Basic net income per share attributable to common stockholders	$0.14	$0.12	$0.40	$0.24
Diluted net income per share attributable to common stockholders	$0.13	$0.11	$0.37	$0.22
Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	19,428,653	18,286,208	19,303,057	15,340,877
Diluted common shares	20,783,550	20,213,102	20,690,499	17,293,833

Supplemental Financial Information

(unaudited)

(in thousands, except units and patients)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenue by region and category
Business-to-business domestic sales	$9,794	$5,529	$25,590	$14,467
Business-to-business international sales	7,871	6,821	26,840	17,423
Direct-to-consumer domestic sales	11,583	7,075	32,252	22,856
Direct-to-consumer domestic rentals	11,530	9,968	33,877	28,673
Total revenue	$40,778	$29,393	$118,559	$83,419
Additional non-GAAP financial measures
Units sold	14,700	8,800	42,100	24,300
Net rental patients as of period-end	32,400	26,800	32,400	26,800

Reconciliation of U.S. GAAP to Pro-Forma and Non-GAAP Financial Information

(unaudited)

(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
EBITDA and Adjusted EBITDA	2015	2014	2015	2014
Net income	$2,696	$2,133	$7,727	$5,307
Non-GAAP adjustments:
Interest expense	5	104	18	440
Interest income	(28)	(10)	(66)	(28)
Provision for income taxes	982	1,341	3,683	3,408
Depreciation and amortization	3,560	3,193	10,468	8,779
EBITDA	7,215	6,761	21,830	17,906
Change in fair value of preferred stock warrant liability	—	—	—	(36)
Stock-based compensation	1,016	457	2,343	1,123
Adjusted EBITDA	$8,231	$7,218	$24,173	$18,993

Pro-forma non-GAAP results of EPS calculation
Net income attributable to common stockholders before preferred rights dividend (diluted)	$2,696	$2,133	$7,727	$4,320
Add deemed dividend on redeemable convertible preferred stock	—	—	—	987
Pro-forma net income	$2,696	$2,133	$7,727	$5,307
Pro-forma net income per share - basic common stock	$0.14	$0.12	$0.40	$0.30
Pro-forma net income per share - diluted common stock	$0.13	$0.11	$0.37	$0.27
Denominator:
Pro-forma weighted-average common shares - basic common stock	19,428,653	18,286,208	19,303,057	17,637,741
Pro-forma weighted-average common shares - diluted common stock	20,782,479	20,213,102	20,690,499	19,590,565